Exhibit 99.1


                                                           For immediate release

COMPETITIVE TECHNOLOGIES ANNOUNCES TRANSITIONAL FINANCIAL REPORT FOR PERIOD ENDED DECEMBER 31, 2010

FAIRFIELD, CT - (FEBRUARY 22, 2011) - Competitive Technologies, Inc. (OTCQX:
CTTC) today announced that it has changed to calendar year financial reporting and has issued the financial report for the transitional period November and December 2010. This transitional report reflects that the Company has (a) negotiated an exit from the 11,000 square foot office space including paying all back rents, (b) moved the headquarters office to a new 2,700 square foot location in Fairfield, CT, (c) brought current all outstanding payables, (d) reviewed for collection or write-off all receivables, (e) raised additional capital, and (f) completed a review and replacement of International distribution contracts. These actions provide the Company a lower cost base for 2011 operations.

The Company issued a $750,000 convertible preferred stock to replenish the Company's operating cash which had been drawn down by the $750,000 cash collateral previously posted in a prejudgment remedy action brought by a former CEO. Because of the convertible feature of this preferred stock, it is treated in the financial statements as a derivative liability under GAAP reporting.

The results for the two-month transitional period show total expenses of $1.4 million, including bad debt expenses of $0.4 million and restructuring charges of $0.3 million, and an accrued preferred stock dividend of $0.1 million. Revenue for the period was $0.1 million and the net loss for shareholders of the common stock was $1.4 million. The expenses for the three-month period ending January 31, 2010 were $1.0 million and revenue was $0.3 million producing a net loss of $0.7 million.

"We believe the active sales program and lower expenses will produce profitability throughout 2011. At the same time the restructuring changes were being made, the sales and marketing teams were successful in establishing a series of Calmare medical device sales in the US for the first quarter 2011. Also, new international customers have purchased ten devices in the first quarter of 2011. Progress is being made toward obtaining insurance reimbursement codes. The sales activity for the military programs has been accelerated into seven military locations. This Company is moving forward with a great Calmare medical device from Professor Marineo, manufactured by GEOMC and a dedicated staff of employees, consultants and the sales group," said Johnnie
D. Johnson, CEO.

ABOUT COMPETITIVE TECHNOLOGIES

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTTC is a global leader in identifying, developing and commercializing innovative products and technologies. CTTC's principal technology is the non-invasive Calmare pain therapy medical device, which uses the biophysical "Scrambler Therapy" technology, and was developed in Italy by CTTC's client, Professor Giuseppe Marineo. The Calmare device is currently
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being manufactured for sale by CTTC's partner, GEOMC Co., Ltd. of Seoul, Korea.
For more information on the device, visit www.calmarett.com.  Visit CTTC's
                                          -----------------
website: www.competitivetech.net
         -----------------------

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2010, filed with the SEC on October 27, 2010, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Jean Wilczynski, IR Services, LLC
(860.434.2465/info@corpirservices.com)
 ------------------------------------

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
                                           COMPETITIVE TECHNOLOGIES, INC.

                                    TWO AND FIVE MONTHS ENDED DECEMBER 31, 2010

                                    CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                           (dollars in thousands, except per share amounts)   (unaudited)
                               Two months ended     Three months ended    Five months ended       Six months ended
                               December 31, 2010    January 31, 2010      December 31, 2010       January 31, 2010
                               -------------------  --------------------  ----------------------  ------------------


Revenue                        $               68   $               268   $                 188   $             412

Operating expenses                          1,381                 1,013                   2,595               1,913

Provision for income tax                        -                     -                       -                   -
                               -------------------  --------------------  ----------------------  ------------------

Net (loss)                     $           (1,313)  $              (745)  $              (2,407)  $          (1,501)
                               ===================  ====================  ======================  ==================

Preferred stock dividend                      132                     -                     132                   -
                               -------------------  --------------------  ----------------------  ------------------

Net (loss) attributable
  to common shareholders:      $           (1,445)  $              (745)  $              (2,540)  $          (1,501)
                               ===================  ====================  ======================  ==================
Net (loss) per share
  Basic and diluted            $            (0.11)  $             (0.07)  $               (0.18)  $           (0.15)
                               ===================  ====================  ======================  ==================

Weighted average number of
  common shares outstanding:
  Basic and diluted (000)                  13,825                10,526                  13,825              10,206


OTHER FINANCIAL DATA                                                      At December 31, 2010    At July 31, 2010
                                                                          ----------------------  ------------------

Cash and cash equivalents
                                                                          $                 557   $             907
                                                                          ----------------------  ------------------
Restricted cash                                                           $                 750   $               -
                                                                          ----------------------  ------------------

  Total Assets                                                            $               3,196   $           4,950
                                                                          ======================  ==================

  Total liabilities                                                       $               2,544   $           2,341
                                                                          ======================  ==================

  Shareholders' equity                                                    $                 651   $           2,609
                                                                          ======================  ==================
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